UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 24, 2018

(Date of earliest event reported)

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-23189

Delaware	41-1883630
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

14701 Charlson Road, Eden Prairie, MN 55347

(Address of principal executive offices, including zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 24, 2018, C.H. Robinson Worldwide, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its existing credit agreement with a group of lenders led by U.S. Bank National Association (as previously amended, the “Existing Credit Agreement”). The Amendment increases the amount of the Company’s revolving credit facility (the “Facility”) from $900 million to $1 billion. The increase does not affect the letter of credit subfacility under the Existing Credit Agreement, the amount of which remains at $50 million, or the accordion feature contained in the Existing Credit Agreement, under which the Company continues to have the option of increasing the aggregate lending commitments under the Facility by $500 million subject to the willingness of existing or new lenders to provide such additional commitments and certain other customary conditions. The swing line subfacility was increased from $50 million to $75 million, and a multicurrency subfacility of $300 million was added to the Facility.

The Amendment also extends the maturity date of the Facility from December 31, 2019 to October 24, 2023 and changes the interest rate and fee structure under the Existing Credit Agreement. While the range of interest rate margins remain the same as under the Existing Credit Agreement, the exact margins to be charged within the prescribed range will be determined based on the Company’s S&P Rating and Moody’s Rating (rather than a ratio of consolidated funded debt to consolidated EBITDA). In addition, commitment fees were reduced to a range of 0.075% to .200% and will also be determined based on the Company’s S&P Rating and Moody’s Rating (rather than a ratio of consolidated funded debt to consolidated EBITDA).

In addition, the Amendment modifies the leverage covenant contained in the Existing Credit Agreement. Under the existing leverage covenant, the Company is required to maintain a ratio of consolidated funded debt to consolidated EBITDA as of the end of each fiscal quarter of no more than 3.00 to 1.00, subject to the Company’s right, on a one-time basis in connection with any permitted acquisition, to increase the maximum ratio to 3.50 to 1.00 for the next four fiscal quarters. If the holders of the Company’s senior notes agree to substantially the same change, the Amendment provides that the ratio of consolidated funded debt to consolidated EBITDA will increase to a maximum of 3.50 to 1.00, subject to the Company’s right, on a one-time basis in connection with any permitted acquisition, to increase the maximum ratio to 4.00 to 1.00.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Omnibus Amendment dated October 24, 2018 among C.H Robinson Worldwide, Inc., the guarantors and lenders party thereto and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent for the lenders, to that certain Credit Agreement, dated as of October 29, 2012, by and among the C.H. Robinson Company Inc., the lenders, and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent for the lenders, as previously amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Ben G. Campbell
Ben G. Campbell Vice President, General Counsel and Secretary

Date: October 25, 2018